Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Far East Energy Corporation:

We hereby consent to the incorporation in this Registration Statement on Form S-3/A of Far East Energy Corporation, of our report dated March 18, 2013, relating to the consolidated financial statements and the financial statement schedule included in Item 15 of the Form 10-K of Far East Energy Corporation for the period ending December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Dallas, Texas

November 5, 2013